                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Kewaunee Scientific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                        KEWAUNEE SCIENTIFIC CORPORATION
                            2700 West Front Street
                    Statesville, North Carolina 28677-2927


Eli Manchester, Jr.
President and
Chief Executive Officer

                                                                   July 24, 1998

TO OUR STOCKHOLDERS:

           You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the "Company"), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 26, 1998, at 10:00 A.M. Central Daylight Time.

           At the meeting, management will review with you the Company's past year's performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

           To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

           The Company's 1998 Annual Report to Stockholders is enclosed.


                                Sincerely yours,

                                /s/ Eli Manchester, Jr.

                        KEWAUNEE SCIENTIFIC CORPORATION

                            ______________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 to be held on
                                August 26, 1998

          The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 26, 1998, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

          (1) To elect two Class III directors;

          (2) To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 10, 1998 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

          It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                D. MICHAEL PARKER
                                Secretary

July 24, 1998


--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

          Please vote, date and sign the enclosed proxy and return it promptly in the enclosed envelope.

--------------------------------------------------------------------------------

                        KEWAUNEE SCIENTIFIC CORPORATION
                    Statesville, North Carolina 28677-2927

                                PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held on the 37th floor of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 26, 1998, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

          The Company's principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

          The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 24, 1998.

                             ELECTION OF DIRECTORS

          Two Class III directors are to be elected at the meeting. The Board of Directors, at its meeting on June 17, 1998, upon the recommendation of the Nominating Committee, selected Eli Manchester, Jr. and Kingman Douglass as nominees for re-election as directors at the annual meeting, each to serve for a three-year term. Both of the nominees are serving as directors as of the date of this Proxy Statement. The Class I and II directors named below have terms which expire in 1999 and 2000, respectively.

          The two nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the two nominees named below. If due to circumstances not now foreseen, one or both of the nominees become unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Nominees to serve until annual meeting of stockholders in 2001 (Class III):

KINGMAN DOUGLASS, 74, was elected a director of the Company in 1986. He has been engaged as a consultant in corporate counseling since 1986.

ELI MANCHESTER, JR., 67, was elected a director of the Company in November 1990.
     He was elected President and Chief Executive Officer of the Company in July 1990.

Directors to serve until annual meeting of stockholders in 1999 (Class I):

MARGARET BARR BRUEMMER, 46, was elected a director of the Company in February
     1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner for more than five years and has been a Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

WILEY N. CALDWELL, 71, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment. He is a director of APS Holdings, Inc. and Consolidated Papers, Inc.

THOMAS F. PYLE, 57, was elected a director of the Company in 1987. Since
     September 1996, Mr. Pyle has been Chairman of The Pyle Group, LLC, a financial service and investment company. From 1982 to August 1996, he was Chairman of the Board, President, Chief Executive Officer and principal owner of RAYOVAC Corporation, a manufacturer of batteries and battery-operated lighting devices. He is also a director of Johnson Worldwide Associates.

Directors to serve until annual meeting of stockholders in 2000 (Class II):

JOHN C. CAMPBELL, JR., 55, was elected a director of the Company in 1973. Since
     May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children's playgrounds.

JAMES T. RHIND, 76, was elected a director of the Company in 1966. Since January
     1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

          Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

          The Board of Directors has set the size of the Board of Directors at seven members, divided into three classes. The Company's certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

       The Board of Directors recommends a vote FOR the election of each of the foregoing nominees for director.

Meetings and Committees of the Board

          The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company's business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company's fiscal year ended April 30, 1998, the Board of Directors held five meetings.

          The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Financial/Planning Committee, the functions and membership of which are described below.

          The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell and Manchester and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. It also acts as the Nominating Committee of the Board. The Nominating Committee's function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Executive Committee met two times during the Company's last fiscal year.

          The Audit Committee, consisting of Messrs. Douglass (Chairman) and Campbell and Ms. Bruemmer, is responsible for recommending annually to the Board of Directors a firm of independent public accountants; reviewing the overall scope of audits and the annual financial statements of the Company and reporting to the Board on the Committee's conclusions; and making inquiries of the independent accountants and the Company's financial officers and reporting to the full Board concerning accounting methods, policies and financial and operating controls. The Audit Committee met once during the Company's last fiscal year.

          The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Douglass, Pyle and Rhind, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The Compensation Committee met two times during the Company's last fiscal year.

          The Financial/Planning Committee, consisting of Messrs. Pyle (Chairman), Caldwell, Douglass and Manchester and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company's strategic plan and certain major expenditures of the Company. The Financial/Planning Committee also reviews the investment results of the Company's retirement plans. The Financial/Planning Committee met three times during the Company's last fiscal year.

          In the Company's last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.

Director Compensation

          Each director who is not an employee of the Company receives for his services as such an annual retainer of $13,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Audit, Compensation and Financial/Planning Committees receive an annual fee of $1,500. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended. Under the Company's 1993 Stock Option Plan for Directors, each of the Company's non-employee directors was granted a one-time option to purchase 5,000 shares of the Company's common stock. These options become exercisable in 25% increments on August 1 of each of the next four years after the date of grant.

          Non-employee directors may also elect to participate in the Company's health insurance program. During the last fiscal year, Mr. Campbell participated in this program.

          Directors who are employees of the Company receive no compensation for serving as directors.

                            EXECUTIVE COMPENSATION

Certain Summary Compensation Information

          The following table sets forth certain information for each of the fiscal years ended April 30, 1998, April 30, 1997 and April 30, 1996, with respect to the compensation of the Chief Executive Officer and the Company's four other most highly compensated executive officers (the "named executive officers") in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE


                                                                                          Long-Term
                                                                                         Compensation
                                                                                            Awards
                                                                                         ------------
                                                      Annual Compensation                 Securities        All Other
Name and                         Fiscal      --------------------------------------       Underlying      Compensation
Principal Position                Year       Salary ($)     Bonus ($)     Other ($)      Options (#)         ($) (1)
----------------------------     ------      ----------     ----------    ---------      ------------     ------------
Eli Manchester, Jr.               1998        273,332        216,000              -          5,000           16,224
 President & Chief                1997        263,333        156,000              -         10,000           16,784
 Executive Officer                1996        253,333         10,000              -              -           11,107

William A. Shumaker               1998        158,459         62,551              -          3,000            4,346
 Vice President and               1997        144,759         42,135              -          5,000            3,739
 General Manager,                 1996        134,317          5,000         25,992 (2)     10,000            2,806
 Laboratory Products Group

T. Ronald Gewin                   1998        141,578         51,024              -          3,000            6,221
 Vice President and               1997        140,175         15,000              -              -            6,083
 General Manager,                 1996        140,175              -              -         10,000            5,614
 Technical Products Group

D. Michael Parker (3)             1998        126,667         50,000              -          2,500            6,411
 Vice President-Finance,          1997        118,333         34,500              -          5,000            6,003
 Chief Financial Officer,         1996         99,083          5,000              -         10,500            4,032
 Treasurer and Secretary

James J. Rossi (4)                1998        110,116         43,611              -          2,000            5,612
 Vice President-                  1997        105,565         31,151              -          3,000            5,359
 Human Resources                  1996        100,538          3,000              -          5,000            3,941
---------------------------

(1) The amount listed for each named executive officer consists of matching contributions made by the Company during the year on behalf of that executive officer to the Company's (i) Incentive Savings Plan and (ii) Executive Deferred Compensation Plan. The separate amounts paid during fiscal year 1998 for each named executive officer are, respectively: Mr. Manchester - $3,222 and $13,002; Mr. Shumaker - $3,218 and $1,128; Mr.
    Gewin-$2,948 and $3,273; Mr. Parker- $3,099 and $3,312; and Mr. Rossi-
    $2,686 and $2,926.

(2) This amount represents amounts paid to or on behalf of Mr. Shumaker for moving and relocation expenses.

(3) Mr. Parker was elected Vice President-Finance, Chief Financial Officer, Treasurer and Secretary effective August 1, 1995.

(4) Mr. Rossi was elected Vice President-Human Resources, effective January 1, 1996.

Option Grants in Last Fiscal Year

          The following table sets forth certain information with respect to options granted under the Company's 1991 Key Employee Stock Option Plan during fiscal year 1998 to each named executive officer.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                                                    Potential Realized Value
                          # of          % of Total                                   at Assumed Annual Rates
                       Securities        Options                                   of Stock Price Appreciation
                       Underlying       Granted to      Exercise                       for Option Term (2)
                         Options        Employees       Price Per    Expiration    ---------------------------
       Name            Granted (1)    in Fiscal Year    Share ($)       Date           5% ($)      10% ($)
       ----            -----------    --------------    ---------    ----------        ------      -------
Eli Manchester, Jr.       5,000            20.4           8.125       8/27/07          25,553      64,594
William A. Shumaker       3,000            12.2           8.125       8/27/07          15,332      38,756
T. Ron Gewin              3,000            12.2           8.125       8/27/07          15,332      38,756
D. Michael Parker         2,500            10.2           8.125       8/27/07          12,777      32,297
James J. Rossi            2,000             8.2           8.125       8/27/07          10,221      25,838

___________________
(1) All options were granted at fair market value on the grant date. Options become exercisable in 25% increments on the first through fourth anniversaries of the grant date. Exercisability of options is accelerated in the event of a "change of control" of the Company as defined in the Plan.

(2) These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Holdings

          The following table sets forth certain information with respect to options exercised during fiscal year 1998 by the named executive officers and with respect to options held at the end of the year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                     AND OPTION VALUES AT FISCAL YEAR-END

                                                              Number of Securities            Value of Unexercised
                                                             Underlying Unexercised           In-the-Money Options
                         Shares                             Options at April 30, 1998       at April 30, 1998 ($) (2)
                        Acquired           Value          ----------------------------    ----------------------------
        Name           on Exercise    Realized ($) (1)    Exercisable    Unexercisable    Exercisable    Unexercisable
        ----           -----------    ----------------    -----------    -------------    -----------    -------------
Eli Manchester, Jr.       2,500            14,062                --         12,500               --         88,125
William A. Shumaker          --                --            16,250         11,750          144,063         95,688
T. Ronald Gewin          14,000           122,250             5,000          8,000           40,000         62,875
D. Michael Parker         5,000            34,060             1,875         11,625           16,922         99,266
James J. Rossi            2,000             4,500             8,250          6,750           71,250         53,375

-------------------
(1) Based on the difference between the exercise price and the fair market value of the Company's stock at the date of exercise.

(2) Based on the difference between the closing price of the Company's stock on April 30, 1998 and the exercise price of the options for each optionee.

Retirement Plan

          The executive officers of the Company participate in the Company's Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The benefit amount is calculated as 40% of the 10-year final average annual compensation (subject to a maximum of $160,000) minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Retirement Plan may elect among several payment alternatives. The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Retirement Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Retirement Plan. At April 30, 1998, the credited years of service under the Retirement Plan for Messrs. Manchester, Shumaker, Gewin, Parker, and Rossi were 7.6, 4.6, 5.6, 7.7, and 14.5, respectively.

                                       Years of Service
Final Average   --------------------------------------------------------------
Compensation      10         15         20         25         30         35
-------------   -------    -------    -------    -------    -------    -------
Greater than
  $160,000      $18,650    $27,970    $37,300    $46,620    $55,950    $55,950
  150,000        17,320     25,970     34,630     43,290     51,950     51,950
  130,000        14,650     21,970     29,300     36,620     43,950     43,950
  100,000        10,650     15,970     21,300     26,620     31,950     31,950

                                 ------------

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act").

            Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board, which consists of four non-employee directors of the Company, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

          The objective of the Company's executive compensation program is to attract, motivate, reward and retain management talent critical to the Company's achievement of its objectives. Salaries and other compensation for the Company's executive officers are based on each executive officer's responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

          Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per year for each such executive. These deductibility levels are not relevant to the Company at the current levels of compensation of its executive officers.

Executive Officer Compensation

          The Company's compensation program for executive officers has four principal components which are discussed below.

Base Salary

          The base salary of each of the executive officers, other than the Chief Executive Officer, is determined after considering the compensation levels of management personnel with similar responsibilities at other companies, utilizing compensation surveys for manufacturing and service companies with generally similar annual sales volume. As these surveys are broad-based, they include companies other than those comprising the Similar Market Capitalization Index used in the Performance Graph below. Using the compensation surveys, a salary range consisting of minimum, mid-point and maximum reference points is established for each executive officer. The base salary for each executive officer is then determined by considering the particular qualifications of the executive holding the position, his level of experience, and his sustained performance over time.

Annual Incentive Compensation

          All of the Company's executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer's achievement of established personal goals to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer.

          At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company and its two divisions for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of the executive officers' beginning-of-the-year base salaries that will be available for bonuses if the Company achieves the earnings goals and the executive officers achieve their personal goals. The percentages increase as the earnings reach various established levels. For fiscal year 1998, the executive officers earned their maximum payout percentages based on the earnings levels achieved and achievement of personal goals, with the exception of Mr. Gewin, whose division earned slightly less than the amount allowing a maximum payout percentage.

Stock Option Plans

          The Company uses stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, along with the opportunity to acquire and build an ownership interest in the Company. The exercise price of stock options may not be less than the fair market value of the Company's common stock on the date of the grant of such option. Individual awards are based on an individual's performance, his or her comparative base salary level and the number of stock option grants previously made. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer and the Compensation Committee.

Other Compensation Plans

          Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

CEO Compensation

          The Compensation Committee considers Mr. Manchester's leadership an important factor in the success of the Company in fiscal 1998. In establishing Mr. Manchester's salary for the year, the Compensation Committee considered the same factors as in prior years, including operating results for the prior year and the current year, development of the Company's business through a strong management team, operational improvements, and the price of the Company's common stock. Based on these considerations, the Board of Directors, upon recommendation of the Compensation Committee, increased Mr. Manchester's base salary from $270,000 to $280,000 per year, effective January 1, 1998. Mr. Manchester received a cash bonus of $216,000 for fiscal year 1998, equal to his maximum payout percentage under the terms of the Company's incentive bonus plan. In August 1997, the Board of Directors granted Mr. Manchester a non-qualified stock option on 5,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock on the date of grant.


                                Compensation Committee Members
                                Wiley N. Caldwell, Chairman
                                Kingman Douglass
                                Thomas F. Pyle
                                James T. Rhind

                               PERFORMANCE GRAPH

          The graph below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the NASDAQ Market Index, and (ii) an index of all NASDAQ, non-financial companies with similar market capitalization to the Company/1/. The graph is based on an investment of $100 on April 30, 1993 in the Company's common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.


                  Comparison of 5-Year Cumulative Total Return
              Kewaunee Scientific Corporation, NASDAQ Market Index
                    and Similar Market Capitalization Index



                             [graph appears here]



                                   1993   1994    1995    1996    1997    1998
                                   ----  ------  ------  ------  ------  ------
Kewaunee Scientific Corporation     100   82.35   58.82   85.29  122.11  306.54
Peer Group                          100  115.71  125.56  130.19  134.96  103.81
Nasdaq Market Index                 100  112.24  122.56  171.08  182.36  270.85



/1/ In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; Enterprise Oil PLC; Great Pines Water Company, Inc.; HMG/Courtland Properties Inc.; Huntway Partners L.P.; London Pacific Group, Limited; North Coast Energy, Inc.; OTR Express, Inc.; P & F Industries, Inc.; Research, Incorporated; Synergy Renewable Resource Technologies Inc.; TAT Technologies Ltd.; TBA Entertainment Corporation; Telscape International Incorporated; Tubby's Inc.; Uniview Technologies Corporation; Valley Systems, Inc.; and Waste Technology Corp. Consistent with the prior year, the Company used for an index NASDAQ, non-financial companies with a market capitalization similar to that of the Company. This index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company's primary competitors are either divisions of larger corporations or are privately owned.

                      AGREEMENTS WITH CERTAIN EXECUTIVES

          On December 7, 1993, the Company entered into an employment agreement with Mr. Shumaker providing for his employment as Vice President-Sales and Marketing. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Bonus Plan and Key Employee Stock Option Plan, as well as benefits generally available to executives of the Company. The agreement also provides that if Mr. Shumaker is terminated from employment without cause, Mr. Shumaker will be entitled to separation pay equal to six months of his then base salary, reduced by income earned during the payment period.

          On December 8, 1992, the Company entered into an employment agreement with Mr. Gewin providing for his employment as Vice President-Manufacturing. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Bonus Plan and the Key Employee Stock Option Plan, as well as benefits generally available to executives of the Company. On December 15, 1994, the Company entered into an additional agreement with Mr. Gewin which provides that if the Company is acquired, and he is terminated without cause within two years from the acquisition date, the Company or successor entity will be obligated to pay him separation pay equal to twelve months of his then base salary, reduced by income earned during the payment period.

          On September 17, 1996, the Company entered into an agreement with Mr. Parker which provides that if the Company is acquired, and he is terminated without cause within two years from the acquisition date, the Company or successor entity will be obligated to pay him separation pay equal to six months of his then base salary, reduced by income earned during the payment period.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1998, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

                                                               Shares      Percent
                                                            beneficially      of
Name                                                          owned (1)     class
----                                                        -------------  --------
Margaret Barr Bruemmer(2).................................        95,544       3.9%
Wiley N. Caldwell.........................................         5,500         *
John C. Campbell, Jr.(3)..................................        41,667       1.7%
Kingman Douglass..........................................        15,000         *
Eli Manchester, Jr........................................        71,250       2.9%
Thomas F. Pyle(4).........................................        11,000         *
James T. Rhind(5).........................................       386,351      15.9%
T. Ronald Gewin...........................................         8,250         *
William A. Shumaker.......................................        22,250         *
D. Michael Parker(6)......................................        14,500         *
James J. Rossi(7).........................................         9,871         *
Directors and executive officers as a group (12 persons)..       686,715      28.3%
-------------------

* Percentage of class is less than 1%.

(1) Includes shares which may be acquired within sixty (60) days from June 30, 1998 upon exercise of options by: Ms. Bruemmer - 2,500; Mr. Manchester - 3,750; Mr. Pyle - 5,000; Mr. Gewin - 8,250; Mr. Shumaker - 15,750; Mr.
     Parker - 6,500; Mr. Rossi - 8,250; and all directors and executive officers as a group - 52,000.
(2) Includes 2,000 shares held as custodian for Ms. Bruemmer's minor children and 88,544 shares held by Ms. Bruemmer's husband.
(3) Includes 11,826 shares held by Mr. Campbell's wife, as to which shares he disclaims beneficial ownership.
(4)  Includes 3,000 shares in which Mr. Pyle shares voting and investment power.
(5) Includes 243,079 shares held by Mr. Rhind's wife, Laura Campbell Rhind, 44,080 shares held by a trust under the will of Ruth Haney Campbell, as to which Mrs. Rhind is a trustee and beneficiary, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, and 12,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. Rhind disclaims beneficial ownership of all of such shares.
(6)  Includes 3,000 shares in which Mr. Parker shares voting and investment power.
(7)  Includes 1,550 shares in which Mr. Rossi shares voting and investment power.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1998, by each person who is known by management of the Company to have been the "beneficial owner" of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

                                       Shares       Percent
                                    beneficially       of
Name                                    owned        class
----                               ---------------  --------

Elizabeth B. Gardner.............       224,569(1)      9.2%
Laura Campbell Rhind.............       386,351(2)     15.9%
Dimensional Fund Advisors, Inc...       147,700(3)      6.1%

-------------------
(1) Includes 77,593 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 11,925 shares held by Mrs. Gardner's husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner's address is 42 Logan Terrace, Golf, Illinois 60029.
(2) Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, 87,192 shares held by Mr. Rhind personally or as trustee, as to which shares Mrs. Rhind disclaims beneficial ownership, and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and the third director share voting and investment power over these shares, but disclaim beneficial ownership of them. Mrs. Rhind's address is 830 Normandy Lane, Glenview, Illinois 60025.
(3) The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 1997 according to a Schedule 13G filed with the Securities and Exchange Commission in February 1998. Dimensional Fund Advisors' address is 1299 Ocean Avenue, Santa Monica, California 90401.

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

                        INDEPENDENT PUBLIC ACCOUNTANTS

          PricewaterhouseCoopers LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to act as the Company's independent public accountants for the fiscal year ending April 30, 1999. PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended April 30, 1998. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

                       PROXIES AND VOTING AT THE MEETING

          The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the stock.

          At the close of business on July 10, 1998, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,428,671 shares of common stock of the Company outstanding and entitled to vote.

          Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

          The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the two nominees for director. Approval of any other matter submitted to the stockholders for their consideration at the meeting requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter has the same legal effect as a vote against the matter. An automated system administered by the Company's transfer agent will be used to tabulate votes.

          A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees for Class III directors.

                             STOCKHOLDER PROPOSALS

          The deadline for receipt of stockholder proposals for inclusion in the Company's 1999 proxy material is March 19, 1999. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder's name and address as it appears on the Company's records and the number of shares of the Company's common stock beneficially owned by such stockholder. In addition,
(i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.


                             FINANCIAL STATEMENTS

          The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 1998 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.


                                 OTHER MATTERS

          Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

                                By Order of the Board of Directors

                                /s/ D. Michael Parker

                                D. MICHAEL PARKER
                                Secretary

July 24, 1998

                                     PROXY

                        KEWAUNEE SCIENTIFIC CORPORATION
                            2700 West Front Street
                    Statesville, North Carolina 28677-2927

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints Wiley N. Caldwell, John C. Campbell, Jr. and James T. Rhind as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 10, 1998, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 26, 1998 and at any adjournment thereof.

          Your vote for two directors may be indicated on the reverse side. Kingman Douglass and Eli Manchester, Jr. have been nominated for election as Class III Directors.

               (Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below. Please mark your vote inside one box below.

1. Election of Class III Directors:
   Kingman Douglass and Eli Manchester, Jr.

FOR the nominees listed      WITHHOLD AUTHORITY
above (except as             to vote for
marked to the contrary       the nominees
on the line below)           listed above

      [_]                        [_]

If you wish to withhold authority for either of the nominees, write such nominee's name in this space

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                          Date:                           , 1998
                                                --------------------------

                                          --------------------------------------
                                                         Signature

                                          --------------------------------------
                                                   Signature if held jointly

                                          IMPORTANT: Please assign exactly as
                                          your name or names appear hereon. If
                                          signing as an attorney, executor,
                                          administrator, trustee, guardian, or
                                          in some other representative capacity,
                                          or as an officer of a corporation,
                                          please indicate your capacity or full
                                          title. If stock is held jointly, each
                                          joint owner should sign.